October 6, 2003

American Skandia Life Assurance Corporation
One Corporate Drive
Shelton, Connecticut  06484

         RE:      Registration Statement on Form S-2
                  filed by American Skandia Life Assurance Corporation, Registrant
                  Securities Act Registration No. 333-___________

Dear Sir/Madam:

I have  acted as Counsel to  American  Skandia  Life  Assurance  Corporation  (the  "Company"),  a  Connecticut
insurance  company,  in connection with the registration of certain securities with the Securities and Exchange
Commission  under the  Securities  Act of 1933,  as amended,  in the form of a market  value  adjustable  fixed investment option (the "Contracts") issued by the Company.

I have examined or caused to be examined such  documents  (including the Form S-2  registration  statement) and reviewed or caused to be reviewed such questions of law as I considered  necessary and appropriate,  and on the basis of such examination and review, it is my opinion that:

1.       The Company is a corporation  duly organized and validly  existing as a stock life  insurance  company under the laws of the State of  Connecticut  and is duly  authorized  by the  Insurance  Department of the
     State of Connecticut to issue the Contracts.
2.       The Contracts,  when issued as contemplated by the Form S-2  Registration  Statement,  will constitute legal, validly issued and binding obligations of the Company.

I hereby  consent to the filing of this opinion as an exhibit to the Form S-2  registration  statement  for the
Contracts.

                                                     Sincerely yours,

                                                     /s/ Laura K. Kealey

                                                     Laura K. Kealey
                                                     Counsel